Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
T: (858) 677-1400
F: (858) 677-1401
www.dlapiper.com

April 24, 2013

Biota Pharmaceuticals, Inc.
2500 Northwinds Parkway, Suite 100
Alpharetta, GA 30009

Ladies and Gentlemen:

We have acted as legal counsel for Biota Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,231,573 shares of common stock, $0.10 par value, of the Company (the “Common Stock”), of which an aggregate of 1,016,590 shares of Common Stock are to be issued pursuant to the Company’s Form of Letter Agreement for Stock Option Grant with each of Russell H. Plumb, Joseph M. Patti and Peter Azzarello (each an “Option Agreement” and, collectively, the “Option Agreements”), and an aggregate of 214,983 shares of Common Stock are to be issued pursuant to the Company’s Form Non-Plan Stock Units Agreement with each of Messrs. Plumb and Patti (each a “Stock Agreement” and collectively, the “Stock Agreements” and, together with the Option Agreements, the “Non-Plan Agreements”). The shares of Common Stock referred to in the foregoing sentence shall be collectively referred to herein as the “Shares.”

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Restated Certificate of Incorporation of the Company, as amended, and the By-Laws of the Company as currently in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of common stock for issuance under the Non-Plan Agreements. We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purpose of enabling it to issue the Shares in accordance with the Non-Plan Agreements, as applicable, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Non-Plan Agreements.

We do not express any opinion herein concerning any law other than the laws of the State of California, Delaware General Corporation Law and the federal laws of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when the Shares are issued and fully paid for in accordance with the terms of the Non-Plan Agreements, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)

MSK